FLUKE CORPORATION

Notice of Annual Meeting of Stockholders

To the Stockholders:

The Annual Meeting of Stockholders of Fluke Corporation will be held in the Auditorium at the corporate headquarters of Fluke Corporation, 6920 Seaway Boulevard, Everett, Washington, on Wednesday, September 13, 1995, at 5:00 p.m. for the following purposes:

A. Election of Directors. To elect one Director to serve a one-year term expiring at the 1996 Annual Meeting of Stockholders and to elect four Directors to serve three-year terms expiring at the 1998 Annual Meeting of Stockholders following their election and until their successors are elected and qualified.

B. Other Business. To transact such other business as may properly come before the meeting, and all adjournments or postponements thereof.


The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on July 24, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, said Annual Meeting.

Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares entitled to vote at the meeting be present in person or be represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.



                                     By order of the Board of Directors
July 25, 1995                                       Douglas G. McKnight
Everett, Washington                     Vice President, General Counsel
                                                and Corporate Secretary

PROXY STATEMENT


This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Fluke Corporation, a Washington corporation (the "Company"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on September 13, 1995, and any adjournment or postponement of such meeting. The Annual Meeting will be held at 5:00 p.m. in the Auditorium at the corporate headquarters of the Company in Everett, Washington.

The principal office of the Company is at 6920 Seaway Boulevard, Everett, Washington 98203. The approximate date of the mailing of this Proxy Statement and the enclosed form of proxy is July 28, 1995.

Proxies are solicited so that each stockholder may have an opportunity to vote. These proxies will enable stockholders to vote on all matters which are scheduled to come before the meeting. When proxies are returned properly executed, the shares represented thereby will be voted in accordance with the stockholders' directions. Stockholders are urged to specify their choice by marking the appropriate box on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. Means have been provided whereby a stockholder may vote against, or abstain from voting on, any matter as may properly come before the meeting. Under Washington state law, shares which are voted "abstain" and "broker non-votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority to vote on a particular matter) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. The proxy cards also confer discretionary authority to vote the shares authorized to be voted thereby on any matter which was not known on the date of the Proxy Statement but may properly be presented for action at the meeting.

Your vote is important. Accordingly, you are asked to sign, date and return the accompanying proxy card regardless of whether or not you plan to attend the meeting.

Any stockholder returning a proxy has the power to revoke it at any time before shares represented by the proxy are voted at the meeting. A stockholder may also revoke his proxy by attending the meeting and voting at the meeting. Any shares represented by an unrevoked proxy will be voted unless the stockholder attends the meeting and votes in person. A stockholder's right to revoke his proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Corporate Secretary of the Company at or before the meeting so that the number of shares represented by proxy can be appropriately adjusted.

The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person or by telephone, telegraph or telex.
 No additional compensation will be paid for such solicitation.




Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's Common Stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


1.  Voting Securities and Record Date

  The holders of the Company's $.25 par value Common Stock are entitled to vote at the Annual Meeting. On the record date, July 24, 1995, there were outstanding 7,981,926 shares of Common Stock.

Each holder of Common Stock has the right to cumulate his votes and cast as many votes as are equal to the number of Directors to be elected by the holders of Common Stock multiplied by the number of his shares. These votes may be cast for one candidate or distributed among as many candidates as the stockholder sees fit. If a stockholder wishes to cumulate his votes, he should multiply his number of shares times the number of Directors to be elected by the holders of Common Stock and then write the number of votes he wishes for each candidate next to his name on the proxy card. On other matters, each share of Common Stock is entitled to one vote at the meeting.


2.  Security Ownership of Certain Beneficial Owners and Management

The following persons are known by the Board of Directors to own beneficially more than 5% of any class of the outstanding voting securities of the Company as of July 24, 1995:



                    Name and Address                      Amount and Nature     Percent
Title of Class    of Beneficial Owner                 of Beneficial Ownership  of Class
$.25 Par Value    Fluke Capital and                         1,329,896             16.7
Common Stock      Management Services Company
                  11400 S.E. 6th, Suite 230
                  Bellevue, Washington 98004

$.25 Par Value    Philips Electronics N.V.                  1,138,144             14.3
Common Stock      P.O. Box 218
                  5600 MD Eindhoven
                  The Netherlands

$.25 Par Value    FMR Corp. and Edward C. Johnson 3d          892,700<F1>         11.2
                  82 Devonshire Street
                  Boston, Massachusetts 02109

<F1> Includes 851,000 shares beneficially owned by Fidelity Management and Research
Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment advisor of several mutual funds, including Fidelity Magellan Fund which is the owner of
425,400 of these shares.  Also includes 41,700 shares beneficially owned by Fidelity
Management Trust Company, another wholly-owned subsidiary of FMR Corp., as a result of serving as investment manager of institutional accounts.  Edward C. Johnson 3d, Chairman of FMR Corp., and his family form a controlling group with respect to FMR Corp.

The following tabulation sets forth, as of July 24, 1995, the amount of shares of Common Stock of the Company beneficially owned by each of the Directors and the executive officers listed in the Summary Compensation Table and by all Directors and executive officers as a group:

                                  Amount and Nature          Percent of
                               of Beneficial Ownership         Class

Dr. J. Peter Bingham                  1,100   (1)(2)             -
Philip M. Condit                      3,500   (3)                -
John D. Durbin                        4,097   (4)                -
David L. Fluke                    1,396,754   (3)(5)            16.9
John M. Fluke, Jr.                1,376,573   (5)(6)            16.7
Robert S. Miller, Jr.                 2,100   (2)                -
William H. Neukom                       233   (7)                -
William G. Parzybok, Jr.             83,154   (8)                1.0
Dr. David S. Potter                   7,745   (9)                -
N. Stewart Rogers                     6,122   (3)(10)            -
John R. Smith                        14,696  (11)                 .2
Stephen C. Tumminello                 3,100   (1)(2)             -
Richard W. Van Saun                  30,247  (12)                 .4
Ronald R.  Wambolt                   42,893  (13)                 .5
James E. Warjone                      3,605   (3)                -
George M. Winn                       34,434  (14)                 .4
All Directors & executive
  officers as a group (21 persons)	1,728,895  (15)               21.0

(1)  Excludes 1,138,144 shares of Common Stock owned by Philips
Electronics N.V. (Philips). Dr. Bingham and Mr. Tumminello are nominees designated by Philips for election as Directors of the Company.
Beneficial ownership of these shares is disclaimed.

(2) Includes 1,100 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(3) Includes 3,500 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(4)  Includes 597 shares held in trust pursuant to the Deferred
Compensation Plan for Directors and 2,900 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(5) Includes 9,453 shares in trust for Mr. David Fluke, of which Mr. John Fluke and Mrs. Virginia Fluke Gabelein are co-trustees; 9,452 shares in trust for Mr. John Fluke, of which Mr. David Fluke and Mrs. Virginia Fluke Gabelein are co-trustees, 9,453 shares in trust for Mrs. Virginia Fluke Gabelein, of which Mr. David Fluke and Mr. John Fluke are co-trustees; and 1,329,896 shares held by a limited partnership of which Mr. David Fluke and Mr. John Fluke are general partners, and each of which is the holder of approximately one third of the stock and a director of the corporate managing partner. Except to the extent that Mr. David Fluke and Mr. John Fluke have a pecuniary interest in the shares as or through a general partner or limited partner of the limited partnership, beneficial ownership of these shares is disclaimed.

(6) Includes 7,900 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(7)  Includes 233 shares held in trust pursuant to the Deferred
Compensation Plan for Directors.

(8)  Includes 121 shares held in trust pursuant to the Deferred
Compensation Plan for Directors, 200 shares held in a trust of which Mr. Parzybok is a co-trustee and 79,400 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(9)  Includes 4,935 shares held in trust pursuant to the Deferred
Compensation Plan for Directors and 2,700 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(10) Includes 718 shares in trusts for which Mr. Rogers is trustee and as to which he has voting and investment power and 567 shares in a trust over which Mr. Rogers has a durable power of attorney and as to which beneficial ownership is disclaimed.

(11) Includes 14,380 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(12) Includes 22,780 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(13) Includes 40,900 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(14) Includes 25,175 shares issuable pursuant to options within 60 days after the record date of July 24, 1995.

(15) Includes 279,825 shares issuable pursuant to options within 60 days after the record date of July 24, 1995. For purposes of computing the percent of class only, such shares are deemed outstanding. The shares described in footnote (5) are included only once in the computation of shares.


3.  Election of Directors

Dr. David S. Potter has indicated that he intends to retire as a Director at the Board meeting preceding the Annual Meeting. Pursuant to the Company's Articles of Incorporation which provide for a classified Board and the Bylaws which provide that new Directors elected to fill vacancies on the Board due to an increase in the size of the Board may only serve until the next Annual Meeting at which Directors are to be elected, five Directors out of a total of twelve Directors are to be elected by the holders of the Common Stock at this Annual Meeting.

Pursuant to the terms of the Stock Purchase Agreement which was part of the acquisition of the Philips T&M Business, the Board agreed to nominate two Philips designees for election to the Board of Directors as long as Philips owns more than 12% of the Company's outstanding Common Stock and one Director as long as it owns more than 6% of the outstanding Common Stock. Dr. Bingham has been nominated pursuant to this agreement.

One Director will serve a one-year term expiring at the 1996 Annual Meeting and four Directors will serve three-year terms expiring at the 1998 Annual Meeting and until their successors have been elected and qualified. Unless the vote is withheld by the stockholder, proxies will be voted for the election of the following Directors:

  For a one-year term expiring at the 1996 Annual Meeting:

WILLIAM H. NEUKOM

Mr. Neukom, age 53, has been a Director of the Company since January, 1995. He has been Senior Vice President, Law & Corporate Affairs of Microsoft Corporation since 1994. He previously served as Vice
President, Law & Corporate Affairs of Microsoft Corporation since 1985.
 Mr. Neukom serves on the Audit Committee of the Board.

  For three year terms expiring at the 1998 Annual Meeting:

DR. J. PETER BINGHAM

Dr. Bingham, age 53, has been a Director of the Company since 1993. He has been the President of Philips Laboratories in the U.S. since 1991. Dr. Bingham previously served as Vice President of Technology at the Philips Consumer Electronics Company from 1985 to 1991. He is one of the two Directors designated by Philips.

WILLIAM G. PARZYBOK, JR.

Mr. Parzybok, age 53, has been Chairman of the Board, Chief Executive Officer and a Director of the Company since 1991. He previously had been employed for 22 years by Hewlett-Packard Company where his most recent position was Vice President and General Manager of Engineering Applications Group from 1988 to 1991. Mr. Parzybok serves on the Executive Committee of the Board. He is also a Director of PENWEST, Ltd.

JAMES E. WARJONE

Mr. Warjone, age 52, has been a Director of the Company since 1987. He is President and General Partner of Port Blakely Tree Farms, L.P., a position he has held since 1980. He serves on the Audit, Executive and Nominating Committees of the Board. He is also a Director of Heart Technology, Inc.

GEORGE M. WINN

Mr. Winn, age 51, has been President, Chief Operating Officer and a Director of the Company since 1982. He previously served as Chief Executive Officer of the Company from 1987 to 1991. Mr. Winn serves on the Executive Committee of the Board. He is also a Director of Heart Technology, Inc.

It is intended that votes will be cast pursuant to the enclosed proxy for the election as Directors of the foregoing nominees, and executing the proxy will give the proxies the discretionary authority to cumulate votes in the election of Directors if they so choose. If any nominee shall not be a candidate for election as a Director at the meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the existing Directors. No circumstances are presently known which would render any nominee named herein unavailable.

Under the Company's Bylaws, stockholders seeking to nominate other candidates for election to the Board of Directors at the Annual Meeting must give written notice to the Corporate Secretary of the Company no less than seventy (70) nor more than ninety (90) days before the stockholders meeting containing certain information as to the stockholder giving the notice and each proposed nominee, including information similar to that required under the federal proxy rules. If less than eighty (80) days' notice or prior public disclosure of the date of the scheduled meeting is given, notice by the stockholder must be given not later than the tenth day following the earlier of the mailing of notice of the meeting or the date public disclosure of the meeting date was made. The Bylaws provide that no person shall be elected a Director of the Company unless nominated in accordance with the Bylaws. No Director nominations by stockholders for the Annual Meeting were received by the Company prior to July 5, 1995, which was the last day that such nominations could be made.

  The Directors whose terms expire at the 1996 Annual Meeting are as follows:

PHILIP M. CONDIT

Mr. Condit, age 53, has been a Director of the Company since 1987. He has been President of The Boeing Company since 1992. He previously served as Executive Vice President of Boeing Commercial Airplane Group since 1986 and held the additional position of General Manager, 777 Division since 1990. Mr. Condit serves on the Executive, Compensation and Nominating Committees of the Board. He is also a Director of The Boeing Company and Nordstrom, Inc.

DAVID L. FLUKE

Mr. David Fluke, age 47, has been a Director of the Company since 1989.
 He has been Vice President of Fluke Capital and Management Services Company since 1983. Mr. David Fluke serves on the Finance Committee of the Board. He is the brother of John M. Fluke, Jr., a Director of the Company.

ROBERT S. MILLER, JR.

Mr. Miller, age 53, has been a Director of the Company since 1993. He currently is the Chairman of the Board of Morrison Knudsen Corporation, a position he has held since April, 1995. He previously was a Senior Partner at James D. Wolfensohn Inc., an investment banking firm, in 1992, served as Vice Chairman of the Board of Chrysler Corporation from 1990 to 1992 and as Chief Financial Officer of Chrysler Corporation from 1981 to 1990. Mr. Miller serves on the Compensation and Finance Committees of the Board. He is also a Director of Coleman Industries, Federal-Mogul Corporation, Pope & Talbot and Symantec.

   The Directors whose terms expire at the 1997 Annual Meeting are as follows:

JOHN D. DURBIN

Mr. Durbin, age 60, has been a Director of the Company since 1990. He has been the Chairman and President of Hostar International Inc. since 1988. Mr. Durbin serves on the Audit and Compensation Committees of the Board. He is also a Director of Puget Sound Power and Light Company.



JOHN M. FLUKE, JR.

Mr. John Fluke, age 52, has been a Director of the Company since 1976. He has been Chairman of Fluke Capital and Management Services Company since 1979 and served as Chairman of the Board of the Company from 1983 until 1990. Mr. John Fluke serves on the Finance and Nominating Committees of the Board. He is also a Director of PACCAR Inc. He is the brother of David L. Fluke, a Director of the Company.

N. STEWART ROGERS

Mr. Rogers, age 65, has been a Director of the Company since 1976. He is Chairman of the Board of PENWEST, Ltd., a position he has held since 1991. He served as Senior Vice President of Univar Corporation from 1971 until his retirement in 1991. Mr. Rogers serves on the Executive, Finance and Nominating Committees of the Board. He is also a Director of U.S. Bancorp, VWR Corporation, and Univar Corporation.

STEPHEN C. TUMMINELLO

Mr. Tumminello, age 58, has been a Director of the Company since 1989. He has been Chief Executive Officer of Philips Electronics North America Corporation (PENAC) since 1990 and previously served as Executive Vice President of PENAC from 1986 to 1990. He is one of the two Directors designated by Philips.


4.  Board Structure

During the fiscal year ended April 28, 1995 (fiscal 1995), there were four meetings of the Board of Directors. Each of the incumbent Directors, except Messrs. Bingham, Neukom and Tumminello, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which they served. All of the references to meetings exclude actions taken by written consent.

The Board currently has five committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Finance Committee and a Nominating Committee.

The Executive Committee, consisting of Messrs. Condit, Parzybok, Potter, Rogers, Warjone and Winn, is authorized to exercise all of the powers of the Board of Directors in the management of the business and the affairs of the Company during intervals between meetings of the Board except for certain matters reserved to the full Board of Directors. The Executive Committee met two times during fiscal 1995.

The Audit Committee consists of three non-employee Directors, Messrs. Durbin, Neukom and Warjone. The Audit Committee reviews the preparation and auditing of accounts of the Company; considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit proposed by such accountants; implements and periodically reviews the performance of the Company's program of internal control and reviews the internal audit function of the Company; receives and reviews the reports of the independent accountants and internal audit staff; and reviews the annual financial report to the Directors and stockholders of the Company. The Audit Committee met four times during fiscal 1995.

The Compensation Committee consists of three non-employee Directors, Messrs. Condit, Durbin and Miller. The Compensation Committee recommends to the Board of Directors the compensation of the Company's officers, approves the individuals involved in the Company's senior management compensation program, and reviews and approves all employee benefit programs, particularly those involving bonuses or stock awards.
 The Compensation Committee met three times during fiscal 1995.

The Finance Committee consists of five non-employee Directors, Messrs. David Fluke, John Fluke, Miller, Potter and Rogers. The Finance Committee recommends to the Board of Directors or management of the Company appropriate policies in the areas of balance sheet objectives; financing of major capital expenditures and major acquisitions; programs for disposition of major assets; dividend policy, stock issuance or repurchase programs; investment of corporate cash; selection and design of bank credit facilities; and review of investor relations programs. The Finance Committee met four times during fiscal 1995.

The Nominating Committee consists of five non-employee Directors, Messrs. Condit, John Fluke, Potter, Rogers and Warjone. The Committee develops and maintains a list of potential candidates for Board membership and recommends for approval by the full Board a slate of Directors to be voted upon at the Annual Stockholders Meeting. The Nominating Committee met three times during fiscal 1995.


5.  Compensation of Directors

The Company pays each non-employee Director an annual fee of $16,000 plus $1,000 for each Board meeting attended. Non-employee Directors receive a fee of $850 for each Executive Committee meeting attended and $800 for attendance at all other Committee meetings. Employee Directors receive no annual or Committee meeting fees but do receive $1000 for each Board meeting attended. The Directors may, prior to each fiscal year, elect to defer their annual fee and/or meeting fees pursuant to the Deferred Compensation Plan for Directors. Such deferrals may be invested either in Company stock through a blind trust or in an account which earns interest at the Treasury bill rate.

All Directors who are not full time employees of the Company (Outside Directors) participate in a non-qualified stock option plan. Options are granted annually on the day of the Annual Meeting to each Outside Director elected at or continuing a term following the meeting. The number of stock options to be granted is determined by dividing the Outside Director's annual stipend by the fair market value of the Common Stock on the day of the Annual Meeting rounded up to the nearest one hundred shares. The options are exercisable one year after the day of grant and have a term of ten years. Each qualified Outside Director received an option for 500 shares at $29.9375 per share in fiscal 1995.


6.  Compensation of Executive Officers

The individuals named in the following table were the Company's five most highly compensated executive officers during the fiscal year ended April 28, 1995




Summary Compensation Table

                          Annual Compensation               Long-Term Compensation
                                                                   Awards               Payouts
                                                   Other               Securities
                                                   Annual  Restricted    Under-              All Other
                                                   Compen-   Stock       Lying      LTIP      Compen-
Name and                  Year  Salary    Bonus    sation    Awards     Options    Payouts    sation
Principal Position	       <F1>  ($)       ($)<F2>	  ($)<F3>   ($)        (#)        ($)        ($)<F4>
William G. Parzybok, Jr.  1995  $344,154  $273,425  --       --         23,000      --        $94,700
Chairman of the Board	     1994	   310,800   	155,902  --       --         31,500      --         84,500
Chief Executive Officer   1993   	172,800         0  --       --         20,000      --         39,668
and Director

George M. Winn            1995   307,693   203,497  --       --         20,000      --         84,801
President, Chief          1994   293,872   123,810  --       --         20,500      --         75,100
Operating Officer         1993   163,390         0  --       --         19,000      --         37,686
and Director

Richard W. Van Saun       1995   175,948   100,669  --       --          7,000      --         37,676
Senior Vice President     1994   167,865    58,789  --       --          7,200      --         34,500
General Manager,          1993    88,625         0  --       --          6,500      --         19,237
Service Tools Division

Ronald R. Wambolt         1995   175,948   100,171  --       --          7,000      --         37,676
Senior Vice President     1994   168,014    62,693  --       --          7,200      --         34,500
Director of Worldwide     1993    89,177         0  --       --          6,500      --         19,353
Sales & Service

John R. Smith             1995   149,238    79,979  --       --          4,000      --         32,002
Vice President,           1994   143,558    57,144  --       --          4,700      --         29,000
Treasurer                 1993    76,990         0  --       --          4,000      --         16,786



<F1> In November 1992, the Board of Directors changed the Company's fiscal year from one ending on the last Friday in September to one ending on the last Friday in April.
Therefore fiscal 1993 was a seven-month transition period ending on April 30, 1993.  1995 and 1994 were full fiscal years ending on the last Friday in April.  The executive officers voluntarily reduced their base salary by 10% for the period January 1993 through
April 1993 as the Company was down-sized to more closely align expense levels with anticipated revenues.

<F2> Includes the variable pay plan discussed in the Compensation Committee Report and the profit-sharing bonus plan which provides for semi-annual cash payments to all U.S. and certain foreign employees (depending on local compensation policies) based upon 14% of the adjusted pre-tax earnings of the U.S. operations and the foreign subsidiaries included in the plan, computed without reduction for certain employee benefit plans.  If after-tax earnings fall below 6% of revenues, payment of the profit-sharing bonus is at management's discretion.  Each employee's share of the profit-sharing bonus is based upon the percentage relationship of the employee's base earnings to the total base earnings of all the employees included in the plan.

<F3> Does not include perquisites which total the lesser of $50,000 or 10% of the total of annual salary and bonus.

<F4> Includes an annual accrual of 21% (20% in fiscal 1994 and 1993) of base salary
(unless otherwise determined by the Board of Directors) to each executive officer's account in the Supplemental Retirement Income Plan (a non-qualified unfunded defined contribution plan). The allocation for fiscal 1993 was prorated for the seven-month fiscal period.  This column also includes the Company's matching contributions to the individual's 401(k) account and Directors fees.  For fiscal 1995, the contribution to the
Supplemental Retirement Income Plan for each of the individuals listed in the table were as follows:  Mr. Parzybok, $90,600; Mr. Winn, $80,701; Mr. Van Saun, $37,176; Mr. Wambolt,
$37,176; and Mr. Smith, $31,502.  Each of the individuals listed in the table received a matching contribution of $500 to their 401(k) account in fiscal 1995 and Messrs. Parzybok and Winn each received $3,600 in Director's fees.

Option/SAR Grants in the Last Fiscal Year

                            Number of   Percentage of
                           Securities   Total Options/
                           Underlying    SARs Granted	    Exercise of               Grant Date
                          Options/SARs   to Employees    Base Price   Expiration    Present
Name                      Granted(#)<F1> in Fiscal Year   	($/Sh)        Date       Value($)<F2>
William G. Parzybok, Jr.	  23,000            16.4%        $40.375       4/26/05      $401,537
George M. Winn            20,000            14.3%        $40.375       4/26/05       349,163
Richard W. Van Saun        7,000             5.0%        $40.375       4/26/05       122,207
Ronald R. Wambolt          7,000             5.0%        $40.375       4/26/05       122,207
John R. Smith              4,000             2.9%        $40.375       4/26/05        69,833

<F1> The options are granted at 100% of the market value on the date of grant and are exercisable 40% after one year, an additional 30% after three years and the final 30%
after five years.

<F2> Valued using the Black-Scholes valuation method with the following assumptions:
volatility: 20%; term of the option: 10 years; rate of annual dividend increase:  5%; and
risk-free rate:  7%.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                   Number of Securities
                                                  Underlying Unexercised       Value of Unexercised
                           Shares      Value         Options at Fiscal         in-the-Money Options
                          Acquired on  Realized	         Year-End(#)           at Fiscal Year-End($)<F1>
Name                      Exercise(#)    ($)     Exercisable  	Unexercisable  Exercisable  Unexercisable
William G. Parzybok, Jr.          0           0   64,800        93,700      $1,238,150    $1,070,694
George M. Winn                2,000    $922,875   48,600        84,900         964,950     1,062,019
Richard W. Van Saun          15,500     276,281   16,900        31,300         261,150       384,231
Ronald R. Wambolt                 0           0   35,400        31,300         746,088       384,231
John R. Smith                     0           0   20,300        18,900         419,425       231,019

<F1>  This amount represents the aggregate market value at fiscal year end (April 28,
1995) based upon the closing price of the Company's stock on the New York Stock Exchange on that date of $40.25  per share less the aggregate exercise price of those unexercised options which have an exercise price below the fiscal year end market price.






Pension Plan With Supplemental Equalization

The following table sets forth the estimated annual benefits upon retirement assuming retirement at age 65 with a single life annuity under the Company's pension plan and includes an equalization amount as an additional allocation to the Supplemental Retirement Income Plan for those executive officers who retire prior to the end of fiscal 1999 as described below.


     Highest Five Year                  Years of Credited Service
Average Cash Compensation  10 Years  15 Years  20 Years  25 Years  30 Years

$125,000                   $14,247   $21,371   $28,495   $35,619   $42,742
$150,000                    17,581    26,371    35,162    43,952    52,742
$175,000                    20,914    31,371    41,828    52,285    62,742
$200,000                    24,247    36,371    48,495    60,619    72,742
$225,000                    27,581    41,371    55,162    68,952    82,742
$250,000                    28,477    42,715    56,954    71,192    85,430

The Company's pension plan covers all U.S. employees with more than one year of service with the Company. Pension benefits are based upon years of service with the Company (maximum of 30 years of credited service) and the highest five year average cash compensation earned. Benefits, which are subject to a Social Security offset, are determined by reference to total cash compensation. By law, the current maximum amount of annual compensation which can be taken into account in the computation of pension benefits is $150,000. For those executive officers who retire prior to the end of fiscal 1999, a calculation of the present value of the pension benefit will be made as if the maximum amount of annual compensation which could be taken into account in the computation of pension benefits is $235,840, the maximum level prior to the enactment of the Revenue Reconciliation Act of 1993. Any difference between the present value of the actual pension benefit to be paid and the present value of the pension benefit using the $235,840 limit (the equalization amount) will be accrued as an additional allocation to the executive officer's Supplemental Retirement Income Plan account in the year of retirement. The Company increased by 1% (from 20% to 21%) the annual allocation to each executive officer's Supplemental Retirement Income Plan account beginning in fiscal 1995 to somewhat offset the impact of the new compensation limits. This additional 1% allocation will be deducted from any equalization amount. For those executive officers who do not retire prior to fiscal 1999, the maximum amount of compensation as established by law will apply to their pension benefit.
 The current credited years of service, respectively, for the individuals named in the foregoing table are as follows: Mr. Parzybok, 4 years; Mr. Winn, 26 years; Mr. Van Saun, 25 years; Mr. Wambolt, 14 years; and Mr. Smith, 23 years.


Retention Arrangements

The Company has employment agreements with Messrs. Parzybok, Winn, Van Saun and Wambolt which are cancelable by the Board upon three-years notice. During the term of the agreement Mr. Parzybok will hold the position of Chief Executive Officer and shall receive an annual base salary of $390,000 (or such greater amount as the Board may from time to time determine). Such annual base salary may be reduced but only in an amount not to exceed the average percentage reduction that is applied to all the Company's other executive officers and in no case shall be reduced below $250,000. Mr. Winn will hold the position of President of the Company and shall receive an annual base salary of $322,000 (or such greater amount as the Board may from time to time determine). Such annual base salary may be reduced but only in an amount not to exceed the average percentage reduction that is applied to all the Company's other executive officers and in no case shall be reduced below $246,000. Mr. Van Saun will hold the position of Senior Vice President, General Manager, Service Tools Division or will serve in such other capacity to which he may be assigned and shall receive an annual base salary of $184,000 (or such greater amount as the Board may from time to time determine). Such annual base salary may be reduced but only in an amount not to exceed the average percentage reduction that is applied to all the Company's other executive officers and in no case shall be reduced below $128,000. Mr. Wambolt will hold the position of Senior Vice President, Director of Worldwide Sales and Service or will serve in such other capacity to which he may be assigned and shall receive an annual base salary of $184,000 (or such greater amount as the Board may from time to time determine). Such annual base salary may be reduced but only in an amount not to exceed the average percentage reduction that is applied to all the Company's other executive officers and in no case shall be reduced below $134,000. The base salary shall be reviewed at least annually by the Board of Directors and may be adjusted upwards as appropriate.

Under the agreements, the Company may terminate Messrs. Parzybok's, Winn's, Van Saun's or Wambolt's employment at any time. However, if the termination is without cause, the Company must pay, for the remaining term of the contract (minimum of one year), severance equal to the average annual cash compensation for the three complete fiscal years prior to the date of termination, and certain other compensation reduced by any compensation from other employment received beyond one year after termination. Messrs. Parzybok, Winn, Van Saun or Wambolt must give 60 days notice to the Company if he chooses to resign. The agreements contain non-competition provisions during the period of payment of severance benefits. If terminated without cause on July 24, 1995, the following maximum severance benefits would be payable; cash compensation, Mr. Parzybok, $1,651,391; Mr. Winn, $1,495,579; Mr. Van Saun, $786,460; Mr. Wambolt, $772,561; estimated variable compensation, Mr. Parzybok, $55,775; Mr. Winn, $38,375; Mr. Van Saun, $19,736; Mr.
Wambolt, $19,736; contribution to the supplemental retirement program, Mr. Parzybok, $81,900; Mr. Winn, $67,620; Mr. Van Saun, $38,640; Mr.
Wambolt, $38,640; immediate exercisability of all stock options for the term of the agreement, and the continuation of medical and life insurance benefits for the term of the agreement.

The Company has entered into change of control agreements with Mr. Smith and the other executive officers not covered by employment agreements. The agreements are for one calendar year and are automatically renewed each January 1 for an additional one-year term unless the Board gives 90 days notice prior to January 1 that the agreements will not be renewed.
 The agreements provide that if there is a change of control as it is defined in the agreement, and if the officer's employment is terminated other than for cause, disability or retirement within 24 months after the change of control, then certain compensation and benefits will be paid. If there had been a change of control within 24 months and notice of termination had been given on July 24, 1995, the following severance benefits would be payable; full base salary for the minimum 90 day period between the notice of termination and the termination date, Mr. Smith, $39,000; a lump sum payment as severance pay equal to two times annual cash compensation which is the average annual cash compensation over the three year period prior to termination, Mr. Smith, $437,788; contribution to the supplemental retirement program, Mr. Smith, $32,760; immediate exercisability of all stock options for one year, and the payment of any accrued but unpaid benefits or awards at the termination date.




7.  Certain Transactions

Mr. Tumminello is an executive officer of Philips Electronics North America Corporation, a wholly owned subsidiary of Philips and Dr. Bingham is the President of Philips Laboratories in the U.S. On May 26, 1993 the Company completed the acquisition of the test and measurement business of Philips Electronics N.V. of the Netherlands (Philips) with an effective date of May 1, 1993. As part of the acquisition, the Company entered into service agreements and facilities leases with Philips related to the European operations. The Company paid Philips $10.5 million for such services and facilities lease rent during fiscal 1995. In addition, the Company purchased $19.8 million of component parts and finished goods from Philips during fiscal 1995. The Company believes the terms of these agreements are as favorable as could be obtained from other sources. The Company cannot predict the amount of such transactions during the 1996 fiscal year.

On June 24, 1994, pursuant to the terms of the Stock Purchase Agreement with Philips, the Company exercised its right of first refusal and repurchased 150,000 shares of the Company's stock from Philips at a cost of $30.53 per share or $4.6 million, which price was based upon the average closing price for the ten consecutive trading days prior to the receipt of the offer.


8.  Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors ("the Committee") is made up entirely of independent outside directors. The Committee is responsible for establishing and administering the compensation policies for the executive officers and senior management as well as all of the general employee benefit plans.

The Committee has developed an executive compensation plan which is made up of four major components which are described in more detail below: base salary, annual variable compensation, a profit-sharing bonus and an annual stock option program. The executive compensation program is reviewed annually by the Committee.

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction the Company may take with respect to each of the executive officers named in the Summary Compensation Table. This $1 million limitation excludes specifically defined performance-based compensation. The current stock option plan applicable to the executive officers has been approved by the stockholders and its current terms, without any amendment, are grandfathered as performance-based compensation until the first annual meeting after December 31, 1996. With the current level of base salary, the Committee does not see any risk of exceeding this limitation. It will annually review this issue to determine the risk of exceeding the $1 million limitation and will evaluate the regulatory modifications required to qualify any applicable plans as performance-based as then currently defined.


Base Salary

The Committee establishes a base salary structure for each executive officer position which defines the minimum, mid-point and maximum salary level and the appropriate percentage relationship between base salary and targeted total cash compensation. The salary structures are reviewed annually and each executive officer position is evaluated and matched as closely as possible with comparable survey positions. The Committee utilizes multiple compensation surveys, some of which are focused only on electronics companies and others which are more broadly based industrial companies, all of which compare the positions and duties based upon comparably sized companies (less than $500 million in sales). The Committee believes that base salary needs to be reasonably competitive so places the mid-point of the salary range for each executive position at the median base salary for similar positions as established through the evaluation of the surveys. The individual executive officer's placement within the salary range is dependent upon experience, ability and contribution to the value of the Company.

The Chairman/CEO and the President/COO recommend to the Committee the annual base salary adjustment for each of the executive officers based upon their evaluation of the current job performance of each officer. The Committee does its own evaluation of the performance of the Chairman/CEO and the President/COO and makes the final decision as to all executive officers' base salary adjustments.

The Committee reviewed Mr. Parzybok's base salary in June, 1995. As in 1994, the salary survey information indicated that Mr. Parzybok's salary was below market. The Committee evaluated his individual performance as well as the Company's success in achieving the corporate goals
established for fiscal 1995.   After completing this review, the
Committee approved a fiscal 1996 salary increase for Mr. Parzybok of $40,000. This adjustment increased his base salary to $390,000, which is approximately the survey median base salary for his position.


Annual Variable Compensation

The Committee establishes a percentage of each executive officer's base salary as an annual variable compensation target which is payable in cash based upon performance to annual goals approved by the Committee. The percentage is established through the evaluation of the compensation surveys discussed above and varies by executive officer position from 40% to 60%. The Committee intentionally places a greater portion of the executive officers' total compensation package at risk than is typical of the surveyed companies so that the total cash compensation for the executive officers will be above average if they achieve or exceed their annual performance goals and below average if they miss them.

The performance goals for the Chairman of the Board/CEO, the President/COO and the Vice President, Chief Financial Officer are based 100% on the achievement of corporate goals. The other executive officers are measured 75% on the achievement of corporate goals and 25% on goals for their functional area. Many of the performance goals are quantitative (Net revenues, net income, earnings per share, revenue from new products, etc.) and are objectively measurable. However, the Committee believes that some of the more qualitative issues (people development, development or completion of strategic initiatives, total quality commitment focused on customer satisfaction, etc.) are also important to the long term success of the Company and includes some specific qualitative factors in the annual performance goals. Although the measurement of such qualitative factors is inherently more subjective, the Committee believes that these factors significantly contribute to optimizing stockholder value over the longer term. The actual payout of the annual variable compensation which is determined by the Committee can vary from 0% to 200% based upon performance to the established goals. Approximately 25 other senior managers of the Company also participate in this program.

The fiscal 1995 performance goals were recommended by management and approved by the Executive Committee prior to the beginning of the fiscal year. The goals were established with earnings per share as one axis on a corporate matrix and five other performance categories on the other axis. The five other annual performance categories for fiscal 1995 were new products, quality, sales channel strategy, people and organizational development, and technology development and cooperation. Each of these categories had a number of a specific goals, some quantitative and others more subjective. Each of the five categories was equally weighted and the composite score used on the axis was the simple average score of the five major categories as evaluated and scored by this Committee. The Company achieved a score of 125% on the corporate matrix.

Mr. Parzybok's annual variable compensation target is 60% of base salary and, as noted above, his variable compensation is based 100% on the achievement of corporate goals. Since the Company achieved a score of 125% on the corporate matrix, he received a variable compensation payout of $262,502 which was 75% of his fiscal 1995 base salary.


Profit-Sharing Bonus

The profit-sharing bonus plan provides for semi-annual cash payments to all U.S. and certain foreign employees (depending on local compensation policies) based upon 14% of the adjusted pre-tax earnings of the U.S. operations and the foreign subsidiaries included in the plan, computed without reduction for certain employee benefit plans. If after-tax earnings fall below 6% of revenues, payment of the profit-sharing bonus is at management's discretion. Each employee's share of the profit-sharing bonus is based upon the percentage relationship of the employee's base earnings to the total base earnings of all the employees included in the plan. Mr. Parzybok received $10,923 pursuant to this plan which paid approximately $2,064,000 to Fluke employees in fiscal 1995.


Stock Option Plan

Each executive officer (as well as approximately 25 senior managers) receives an annual grant of non-qualified stock options which is approved by the Committee. The number of option shares granted for the long-term compensation of each executive officer position is based upon a competitive target range of shares established through the evaluation of the competitive survey data discussed above. Each position has a targeted range of options that is in keeping with our competitive position. The annual grants to executive officers are also subject to a plus or minus adjustment of as much as 50% based upon individual contribution to the Company.

The annual stock option grant is the only long-term portion of the executive officer compensation program. The Committee believes that it is important that a significant element of each executive officer's total compensation is directly related to stockholder value. The executive officer should share with all stockholders in the reward for actions which maximize stockholder value over the long term.

All of the non-qualified stock options have historically been issued at 100% of the fair market value of the stock on the date of grant and only have value if the Company's stock price increases. For the last six annual grants, the shares have been exercisable 40% after one year from date of grant, an additional 30% after three years and the final 30% becomes exercisable after five years from the grant date. Prior grants were usually exercisable in total after one year. The term of the grants has been ten years. As discussed above under "Retention Arrangements", all stock options would become immediately exercisable upon a change of control of the Company.

There are over 1,000,000 stock options currently outstanding at the Company. Other than the annual grants to the executive officers, senior managers and Outside Directors, the granting of stock options is not done according to any fixed annual schedule although there are stock option grants typically made to other key contributors at some time during the fiscal year. The table above describes the stock option grant made to Mr. Parzybok in fiscal 1995.


Respectfully submitted,
THE COMPENSATION COMMITTEE

Philip M. Condit, Chairman
John D. Durbin
Robert S. Miller, Jr.


9.  Stock Performance Graph

The following graph indicates the performance of the cumulative total return to stockholders of the Company's Common Stock (including reinvested dividends) during the previous five fiscal years in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's High Technology Composite Index
(1). In November 1992, the Board of Directors changed the Company's fiscal year from one ending on the last Friday in September to one ending on the last Friday in April. Fiscal 1994 and 1995 were full fiscal years which ended on the last Friday in April. Fiscal 1993 was a seven-month transition period ending on April 30, 1993. Fiscal 1991 and 1992 were full fiscal years which ended on the last Friday in September.


            Fluke     S&P 500    S&P High
Date     Corporation   Index    Tech Index

9/28/90   $100.00     $100.00   $100.00
9/27/91   $189.42     $131.17   $122.71
9/25/92   $257.79     $145.66   $125.00
4/30/93   $239.85     $155.81   $139.44
4/29/94   $259.65     $164.10   $163.05
4/28/95   $378.22     $192.77   $232.33

(1) Assumes $100 invested on September 28, 1990 in Fluke Corporation Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's High Technology Composite Index and assumes the reinvestment of all dividends as they were paid.




10.  Compliance with Section 16(a) of the Securities Exchange Act of
1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and officers of the Company and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and any subsequent changes in the ownership of the Company's Common Stock with the Securities and Exchange Commission ("the SEC") and the American Stock Exchange. The Company is required to disclose in this proxy statement any late filings during the 1995 fiscal year (April 30, 1994 - April 28, 1995). To the Company's knowledge, based on its review of the copies of such reports furnished to the Company in accordance with SEC regulations and on written representations that no other reports were required, during fiscal 1995 all of these reports were timely filed.

11.  Independent Public Accountants

The Company has selected Ernst & Young, independent public accountants, to continue as the Company's auditors for fiscal 1996. Representatives from Ernst & Young are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and to respond to appropriate questions.

12.  Proposals of Stockholders

Under the Company's Bylaws, stockholders seeking to propose business to be conducted at the Annual Meeting must give written notice to the Corporate Secretary of the Company no later than the time that stockholder Director nominations must be received. The notice must contain certain information as to the proposal and the stockholder, including the share ownership of the stockholder and any financial interest in the proposal. Any proposal not made in compliance with the Bylaws may be rejected by the Board. No stockholder proposals for the Annual Meeting were received by the Company prior to July 5, 1995 which was the last day that such proposals could be made.

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by the Company prior to March 31, 1996 for inclusion in the proxy statement and form of proxy.

13.  Other Business

The Company knows of no other business to be presented at the meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying form of proxy.

Upon written request from any person solicited herein addressed to the Corporate Secretary of the Company at its principal offices, the Company will provide, at no cost, a copy of the Form 10-K Annual Report filed with the Securities and Exchange Commission for the fiscal year ended April 28, 1995.

                                     By order of the Board of Directors
                                                    Douglas G. McKnight
                                        Vice President, General Counsel
                                                and Corporate Secretary
Everett, Washington



PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

FLUKE CORPORATION

For the Annual Meeting of Stockholders - September 13, 1995

The undersigned hereby appoints WILLIAM G. PARZYBOK, JR. and GEORGE M. WINN, and each of them with full power of substitution, proxies of the undersigned at the Annual Meeting of Stockholders of Fluke Corporation, to be held in the Auditorium at the corporate headquarters of Fluke Corporation, 6920 Seaway Boulevard, Everett, Washington, on Wednesday, September 13, 1995 at 5:00 p.m., and at all adjournments or postponements thereof, and hereby authorizes them to represent and to vote all of the shares of the undersigned as fully as the undersigned could do if personally present. Said proxies are herein specifically authorized to vote the shares of the Company which the undersigned is entitled to vote in the election of Directors and to vote said shares upon such other matters as may properly come before the Meeting and any adjournment or postponement thereof, as the above named proxies shall determine.

The shares represented by this Proxy will be voted or not voted on the matters set forth in accordance with the specifications indicated therein.


CONTINUED AND TO BE SIGNED ON REVERSE SIDE  SEE REVERSE
    SIDE

Please mark
vote as in
this example

1. Election of Directors        2.To transact such other business as may
                                properly come before the meeting and all
Nominees:                       adjournments or postponements thereof.

For a one year term expiring    If no specification is made with respect
at the 1996  Annual Meeting:    hereto, such shares will be voted FOR
William H. Neukom               the election of these Directors, and
                                either for or against such other matters
                                as may properly come before the meeting
                                or any adjournment or postponement
For three year terms expiring   thereof, as the above named proxies may
at the 1998 Annual Meeting:     determine.
Dr. J. Peter Bingham
William G. Parzybok, Jr.
James E. Warjone                                     MARK HERE
George M. Winn                                      FOR ADDRESS
                                                    CHANGE AND
   FOR        WITHHELD                             NOTE AT LEFT

                                            Sign exactly as the name
                                            appears on your stock
For, except vote is withheld.               certificate.  When signing
for the following nominee(s):               as attorney, executor,
                                            administrator, guardian or
                                            corporate official, please
                                            give your full title as such

                                       Signature:            Date:

                                       Signature:            Date: